EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contacts:
Network-1 Technologies, Inc.
Corey M. Horowitz, Chairman and CEO
212-829-5770 (o)
917-692-0000 (m)

NETWORK-1 REPORTS 2018 YEAR-END FINANCIAL RESULTS

NEW YORK, NEW YORK - April 1, 2019 - Network-1 Technologies, Inc. (NYSE American: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the year ended December 31, 2018.

Network-1 had revenue of $22,106,000 for the year ended December 31, 2018 as compared to revenue of $16,451,000 for the year ended December 31, 2017.  The increase in revenue of $5,655,000 for 2018 was primarily due to revenue from Network-1's fully-paid license with Juniper Networks, Inc. of $12,700,000 related to a litigation settlement and $6,320,000 of revenue from the sale of its Avaya unsecured claim. Excluding revenue from fully-paid licenses, revenue from royalty bearing licenses decreased by $8,967,000 from $12,053,000 for 2017 to $3,086,000 for 2018.  Such decrease in revenue from royalty bearing licenses was due primarily to several of Network-1's largest licensees ceasing to make royalty payments to Network-1 as a result of the November 2017 jury verdict in Network-1's patent litigation with Hewlett-Packard.

Network-1 reported net income of $7,706,000 or $0.32 per share (basic) and $0.30 per share (diluted) for 2018 compared with net income of $4,133,000 or $0.17 per share (basic) and $0.16 per share (diluted) for 2017. Included in the results for 2018 and 2017 are non-cash stock-based compensation expenses of $687,000 and $949,000 and non-cash amortization expense of $290,000 and $206,000, respectively.  The increase in net income of $3,573,000 for 2018 was primarily due to income associated with increased revenue of $5,655,000 from the fully-paid license with Juniper of $12,700,000 and from the sale of the Avaya claim of $6,320,000, less related costs, and a 14% reduction in the federal corporate tax rate related to the 2017 Tax Cuts and Job Act.

At December 31, 2018, Network-1's principal sources of liquidity consisted of cash and cash equivalents and marketable securities of $54,991,000 and working capital of $53,486,000. Based on its cash position, Network-1 continually reviews opportunities to acquire additional intellectual property for development and licensing as well as evaluates other strategic alternatives.

The following are financial and strategic highlights:

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On December 18, 2018, Network-1 agreed to make an investment of up to $5,000,000 in ILiAD Biotechnologies, LLC ("ILiAD"), a privately held development stage biotechnology company dedicated to the prevention of human disease caused by Bordetella pertussis with a current focus on its proprietary intranasal vaccine, BPZE1, for the prevention of pertussis (whooping cough). The investment by Network-1 is part of a financing of up to approximately $15,200,000 of Class C units of ILiAD, consisting of two tranches. Network-1 made an initial investment at the December 18, 2018 closing of $2,500,000. Network-1 owned approximately 7.1% of the outstanding units of ILiAD (on a non-fully diluted basis) at December 31, 2018. In connection with this investment, Corey M. Horowitz, Network-1's Chairman and Chief Executive Officer, became a member of ILiAD's Board of Managers.

Network-1 is obligated to invest an additional $2,500,000 contingent upon ILiAD receiving, on or before December 31, 2019, an "allowed-to-proceed" notification from the FDA for a Phase 2b clinical study for BPZE1.  Following completion of the Class C unit financing (assuming completion of the second tranche), Network-1 will own approximately 10.7% of the outstanding units of ILiAD (on a non-fully diluted basis).

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On November 13, 2017, a jury empaneled in the U.S. District Court for the Eastern District of Texas found that certain claims of Network-1's Remote Power Patent were invalid and not infringed by Hewlett-Packard (HP).  On August 29, 2018, the District Court (i) granted Network-1's motion for judgment as a matter of law that its Remote Power Patent is valid, thereby overturning the HP jury verdict of invalidity and (ii) denied Network-1's motion for a new trial on infringement.  Network-1 appealed the District Court's denial of its motion for a new trial on infringement to the U.S. Court of Appeals for the Federal Circuit.  As a result of the HP jury verdict, several of Network-1's largest licensees, including Cisco, Network-1's largest licensee, notified Network-1 in late November 2017 and January 2018 that they will no longer make ongoing royalty payments to Network-1 pursuant to their license agreements.  If Network-1 successfully overturns the District Court order of non-infringement in its appeal to the Federal Circuit, certain licensees of the Remote Power Patent, including Cisco, will be obligated to pay Network-1 ongoing royalties and all royalties that accrued but were not paid following (and prior to) the HP jury verdict in November 2017.

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The District Court decision overturning the HP jury verdict on invalidity confirmed the following: (i) Network-1 believes that Dell, Inc. is obligated to pay all prior unpaid royalties, including those that accrued after the date of the HP Jury Verdict (November 13, 2017), as well as future royalties through the expiration of the Remote Power Patent in March 2020 and (ii) Polycom, Inc. has a continuing obligation to make ongoing licensing payments to Network-1 including $2,000,000 of installment license initiation fees ($1,000,000 of which was paid and recorded as revenue for the year ended December 31, 2018).  Dell has not made payment of such accrued royalties due Network-1 and on November 13, 2018 Network-1 commenced legal action against Dell Inc.

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On June 14, 2017, the Board of Directors of Network-1 authorized an extension and increase of Network-1's Share Repurchase Program to repurchase up to $5,000,000 of its common stock over the subsequent 24 month period. During the year ended December 31, 2018, Network-1 repurchased an aggregate of 578,845 shares of its common stock pursuant to its Share Repurchase Program at a cost of approximately $1,597,000 (exclusive of commissions) or an average price per share of $2.76. Since inception of Network-1's Share Repurchase Program (August 2011) to date, Network-1 has repurchased an aggregate of 8,154,398 shares of its common stock at a cost of approximately $15,142,000 (exclusive of commissions) or an average per share price of $1.86.

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On October 16, 2017, the U.S. Bankruptcy Court of the Southern District of New York approved the Network-1's settlement with Avaya, Inc. ("Avaya").  As part of the settlement, Avaya, which on January 19, 2007 had filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, entered into a non-exclusive license agreement for the full term of the Remote Power Patent.  Under the terms of the license, Avaya paid Network-1 a lump sum amount for sales of certain designated Power over Ethernet ("PoE") products, and an ongoing royalty for other designated PoE products.  In addition, Avaya agreed that Network-1 had an allowed general unsecured claim in the amount of $37,500,000, as amended, relating to all acts occurring on or before January 19, 2018.  On January 9, 2018, Network-1 sold its allowed general unsecured claim of $37,500,000 against Avaya, Inc. for $6,320,000 to an unaffiliated third party.

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On December 29, 2017, Network-1 acquired from M2M and IoT Technologies, LLC ("M2M") a patent portfolio consisting of twelve (12) issued U.S. patents, seven pending U.S. patent applications and nine pending international patents, all relating to, among other things, the enabling technology for authenticating, provisioning and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles and drones.  Since the acquisition of the portfolio from M2M, Network-1 has been issued eight additional related U.S. patents resulting in an aggregate of twenty (20) issued U.S. patents in the portfolio.

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On December 7, 2016, the Board of Directors of Network-1 approved the initiation of a dividend policy providing for the payment of a semi-annual cash dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017.  Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual cash dividend will continue to be paid through March 2020 (the expiration of the Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.  On February 11, 2019, the Board of Directors of Network-1, pursuant to its dividend policy, declared a semi-annual cash dividend of $0.05 per common share which was payable on March 25, 2019 to all common stockholders of record as of March 11, 2019.

For additional details regarding the above referenced highlights, please see Network-1's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 29, 2019.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns sixty-five (65) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1's strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $144,000,000 from May 2007 through December 31, 2018. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2018 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, including, among others, the continued material adverse effect on Network-1's business, results of operation and cash-flow if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the risk that Network-1 will not receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in ILiAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Network-1's condensed statements of income and comprehensive income and condensed balance sheet are attached.

	Years Ended December 31,
	2018	2017
REVENUE	$22,106,000	$16,451,000

OPERATING EXPENSES:
Costs of revenue	8,072,000	4,970,000
Professional fees and related costs	1,635,000	2,057,000
General and administrative	2,255,000	2,255,000
Amortization of patents	290,000	206,000
Stock-based compensation	687,000	949,000

TOTAL OPERATING EXPENSES	12,939,000	10,437,000

OPERATING INCOME	9,167,000	6,014,000
OTHER INCOME:
Interest income, net	876,000	215,000
Net realized and unrealized loss from investments	(29,000)
Total other income	847,000	215,000

INCOME BEFORE INCOME TAXES	10,014,000	6,229,000

INCOME TAXES:
Current	2,308,000	2,057,000
Deferred taxes, net	—	39,000
Total income taxes	2,308,000	2,096,000
NET INCOME	$7,706,000	$4,133,000

Net Income Per Share:
Basic	$0.32	$0.17
Diluted	$0.30	$0.16

Weighted average common shares outstanding:
Basic	23,763,785	24,147,908
Diluted	25,354,978	26,396,160

Cash dividends declared per share	$0.10	$0.10

NET INCOME	$7,706,000	$4,133,000

OTHER COMPREHENSIVE INCOME (LOSS):
Net unrealized holding loss on corporate bonds and notes arising during the year, net of tax	(39,000)	(11,000)

COMPREHENSIVE INCOME	$7,667,000	$4,122,000

Condensed Balance Sheet as of December 31, 2018

Cash and cash equivalents	$18,680,000

Marketable securities	$36,311,000
Total current assets	$55,547,000

Total assets	$60,266,000

Total current liabilities	$2,061,000

Total long term liabilities	$-0-

Total stockholders' equity	$58,205,000